Exhibit 99 - Financial Information


                          ODYSSEY PICTURES CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                     Page
                                                                     ----
Report of Independent Accountants                                     F-2

Financial Statements:
    Consolidated Balance Sheets
     as of June 30, 2001, 2000 and 1999                               F-3

    Consolidated Statements of Operations for the
     Years Ended June 30, 2001, 2000 and 1999                         F-4

    Consolidated Statements of Changes in Shareholders'
     Equity (Deficit) for the Years Ended June 30,
     2001, 2000, 1999 and 1997                                        F-5

    Consolidated Statements of Cash Flows for the
     Years Ended June 30, 2001, 2000 and 1999                         F-6

    Notes to Financials                                               F-8

                             WANT & ENDER, CPA, P.C.
                        386 PARK AVENUE SOUTH, SUITE 1618
                               NEW YORK, NY 10016
                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Odyssey Pictures Corporation

In our opinion, the accompanying consolidated balance sheets and related consolidated statement of operations, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Odyssey Pictures Corporation and its subsidiaries at June 30, 2001, 2000 and 1999 and the results of their operations and their cash flows for the period ended June 30, 2001,2000, and 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The Company is a defendant in various lawsuits. The Company has filed counteractions and preliminary hearings and discovery proceedings on several actions are in progress. The ultimate outcome of the litigation cannot be determined at present. Not all liabilities that may result upon adjudication have been accrued in the accompanying financial statements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has insufficient working capital to meet its current obligations and liquidity needs. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


New York City, New York

/s/ Want & Ender, CPA
----------------------
Want & Ender, CPA, P.C.
November 7, 2001



                                               ODYSSEY PICTURES CORPORATION

                                                Consolidated Balance Sheets



Assets
------
                                                                              June 30,          June 30,           June 30,
                                                                                2001              2000               1999
                                                                         --------------   ----------------   ---------------
      Cash                                                                     $ 1,163           $ 31,215           $ 4,715
      Accounts receivable, net of allowances
      of $0 and $0                                                              87,406            208,511            81,986
      Notes receivable                                                         153,774            149,296           131,272
      Film costs, net                                                        3,923,405          4,095,824         4,383,629
      Prepaid expenses and other                                               409,706            450,906           380,906
      Investments                                                            1,220,742          1,001,100           456,600
                                                                         --------------   ----------------   ---------------

           TOTAL ASSETS                                                    $ 5,796,195        $ 5,936,852       $ 5,439,108
                                                                         ==============   ================   ===============

Liabilities and Shareholders' Equity (Deficit)
----------------------------------------------

Liabilities

      Accounts payable and accrued expenses                                    699,563            819,038         $ 805,071
      Accrued wages/management contracts/structured payments                 1,050,368            709,545           839,185
      Accrued interest                                                         226,414            226,414           163,198
      Due to producers and participants                                        250,000            250,000           250,000
      Deferred revenues                                                              0             29,000            29,000
      Notes and loans payable                                                1,517,135            835,680         1,192,081
                                                                         --------------   ----------------   ---------------

      Total Liabilities                                                    $ 3,743,480        $ 2,869,678       $ 3,278,535
                                                                         ==============   ================   ===============

      Commitments and contingencies

Shareholders' Equity (Deficit)

      Preferred stock, Series A, par value $.10;
      Authorized - 10,000,000 shares
                                                                                     0                  -            50,000
      Preferred stock, Series B, par value $.10
      Authorized - 10,000,000 shares
                                                                                     0            450,000           450,000
      Common stock, par value $.01;
      Authorized - 40,000,000 shares
      Issued and outstanding -
           21,174,340; 13,103,428; and 8,284,728                               211,743            131,034            82,847
      Capital in excess of par value                                        35,624,038         34,820,443        32,704,197
      Accumulated deficit                                                  (33,783,061)       (32,334,304)      (31,126,471)
                                                                                                             ---------------
      Total shareholders' equity (deficit)                                   2,052,720          3,067,173         2,160,573
                                                                         --------------   ----------------   ---------------

           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)            $ 5,796,200        $ 5,936,850       $ 5,439,108
                                                                         ==============   ================   ===============




                            The accompanying notes are an integral part of these financial statements.

                                                               F-3

                                              ODYSSEY PICTURES CORPORATION
                                                  For the Year Ended
                                              June 30, 2001, 2000 and 1999


                                        Consolidated Statements of Operations

                                                                  2001                2000               1999
                                                           -----------------    ----------------   ----------------
Revenue
                                                                   $  3,706           $ 146,485          $ 288,430
Expenses

       Costs related to revenues                                    152,953             140,580            261,050
       Selling, general and
       administrative expenses                                    1,242,737           1,136,617          1,282,553
                                                           -----------------    ----------------   ----------------
                                                                  1,395,689           1,277,197          1,543,603
                                                           -----------------    ----------------   ----------------

       Operating income (loss)                                   (1,391,983)         (1,130,712)        (1,255,173)

Other income (expenses)

       Other income                                                       -                   -                  -
       Interest income                                               12,001              25,944             15,004
       Interest expense                                             (68,776)           (103,063)          (149,604)
       Loss on sale of joint venture interests                            -                   -                  -
       Other income
                                                           -----------------    ----------------   ----------------

       Income (loss) from operations
       before provision for income taxes                         (1,448,758)         (1,207,831)        (1,389,773)
       Provision / Benefit for income taxes                                                   -                  -

       NET INCOME (LOSS)                                        $(1,448,758)        $(1,207,831)       $(1,389,773)
                                                           =================    ================   ================



Basic income (loss) per share                                       $ (0.08)            $ (0.11)           $ (0.22)

       Weighted average common
       shares outstanding                                        17,213,988          11,093,198          6,459,396
                                                           =================    ================   ================

Diluted income (loss) per share                                     $ (0.08)            $ (0.11)           $ (0.22)

       Weighted average common
       shares outstanding                                        17,213,988          11,093,198          6,459,396
                                                           =================    ================   ================




                        The accompanying notes are an integral part of these financial statements.

                                                        F-4

                                                                ODYSSEY PICTURES CORPORATION
                                             Consolidated Statements Of Changes in Shareholders' Equity (Deficit)
                                    Preferred Stock    Preferred Stock
                                       Series A           Series B          Common Stock                                   Total
                                                                                              Capital in               Shareholders'
                                                                                               Excess of    Accumulated    Equity
                                     Shares    Amount   Shares   Amount      Shares   Amount   Par Value      Deficit     (Deficit)
                                    --------  ------- --------- --------   --------- -------- -----------   ------------ -----------
Balances - June 30, 1996               -      $    -            $  -       2,591,242   25,913 $25,911,366  $(28,686,092) (2,748,813)
  Issuance of shares to officers
     in payment of notes                                                      78,948      789      44,211                    45,000
  Re-issue of unexchanged shares
    shares previously cancelled                                               65,825      659        (659)                        -
  Issuance of shares in consideration
     for services rendered                                                    43,500      435      33,665                    34,100
  Sale of shares to equity
     investors                                                               500,000    5,000     370,000                   375,000
  Net income                                                                                                     68,808      68,808
                                    --------  ------- --------- --------   --------- -------- -----------  ------------- -----------
Balances - June 30, 1997               -          -       -       -        3,279,515  $32,796 $26,358,583  $(28,617,284)$(2,225,905)
  Issuance of shares of preferred
     stock to equity investors       500,000   50,000                                             450,000                   500,000
  Issuance of shares of common stock
     in exchange for cancellation
     notes payable and other
     liabilities                                                           1,010,455   10,104     529,235                   539,339
  Issuance of shares of common stock
     to equity investors                                                      66,667      667      49,333                    50,000
  Issuance of shares of stock in
     exchange for cancellation of
     deferred compensation notes                                             667,648    6,676     165,823                   172,499
  Issuance of shares of common stock
     in consideration for service
     rendered                                                                  5,000       50                                    50
  Net loss                                                                                                   (1,119,414) (1,119,414)
                                     -------  ------- --------- --------   --------- -------- -----------  ------------- -----------
Balances - June 30, 1998             500,000  $50,000     -         -      5,029,285  $50,293 $27,552,973  $(29,736,698)$(2,083,432)
  Issuance of shares of common stock
     as partial consideration for
     loans made to company                                                    45,000      450      19,350                    19,800
  Issuance of shares of preferred
     stock for purchase of Kimon film
     library and other assets                         4,500,000  450,000                        4,050,000                 4,500,000
  Issuance of shares to officers in
     payment of notes                                                        830,055    8,301     251,943                   260,244
  Issuance of shares of common stock
     in consideration for barter
     services to be rendered                                                 200,000    2,000      86,000                    88,000
  Issuance of shares in consideration
     for legal services rendered                                             100,000    1,000      39,000                    40,000
  Issuance of shares of common stock
     to equity investors                                                   1,500,000   15,000     425,693                   440,693
  Issuance of shares of common stock
     to officer as contract signing bs                                        50,000      500      16,500                    17,000
  Issuance of shares in consideration
     for services to be rendered                                             181,667    1,816     104,000                   105,816
  Issuance of shares of common stock
     in full satisfaction of a loan
     and accrued interest                                                    348,721    3,487     158,738                   162,225
  Net loss                                                                                                   (1,389,773) (1,389,773)
                                    --------  ------- --------- -------- ----------- -------- -----------  ------------- -----------
  Balances - June 30, 1999           500,000  $50,000 4,500,000 $450,000   8,284,728 $ 82,847 $32,704,197  $(31,126,471) $2,160,573
  Issuance of shares of common stock
     as partial consideration for
     loans made to company                                                 3,000,000   30,000   1,170,000                 1,200,000
  Issuance of shares of common stock
     to equity investors            (500,000) (50,000)                     1,818,700   18,187     946,246                   914,433
  Net loss                                                                                                   (1,207,831) (1,207,831)
                                    --------  ------- --------- -------- ----------- -------- ------------ ------------- -----------
Balances - June 30, 2000                  -        -  4,500,000 $450,000  13,103,428 $131,034 $34,820,443  $(32,334,302) $3,067,175
                                    --------  ------- --------- -------- ----------- -------- ------------ ------------- -----------
Issuance of shares of common stock                   (4,500,000)(450,000)  4,101,239   41,012     408,988
     to equity investors                                                   3,969,673   39,697     394,607                   434,304
Net loss                                                                                                     (1,448,758) (1,448,758)
                                    --------  ------- --------- -------- ----------- -------- ------------ ------------- -----------
Balances - June 30, 2001                  -        -          -        -  21,174,340 $211,743 $35,624,038  $(33,783,061) $2,052,720
                                    ========  ======= ========= ======== =========== ======== ============ ============= ===========


                       The accompanying notes are an integral part of these financial statements.

                                              ODYSSEY PICTURES CORPORATION
                                          Consolidated Statements of Cash Flows


                                                                                     For the Years Ended June 30,
                                                                                  2001           2000            1999
                                                                           --------------- --------------  --------------

Cash Flows From Operating Activities:
       Net income (loss)                                                     $ (1,448,758)   $(1,207,831)    $(1,389,773)
       Adjustments to reconcile net income (loss)
       to net cash used in
       operating activities:
          Amortization of film costs                                              107,664        303,388         162,931
          Additions to film costs                                                                 30,583        (153,179)
          Other depreciation and amortization                                      27,080                         21,500
          Issuance of shares of common stock in consideration
          for services rendered                                                                                   76,816
       Changes in assets and liabilities:
          Accounts receivable, net                                                116,627         25,101         (72,486)
          Notes receivable and advances                                                          119,449         (31,272)
          Prepaid expenses and other                                               40,200         70,000         (10,165)
          Accounts payable and accrued expenses                                   400,448        (13,967)        (60,852)
          Due to producers and participants                                                                            -
          Deferred revenues                                                                                            -
          Accrued wages                                                          (631,002)       678,123         381,391
          Accrued interest                                                                       (63,217)        113,255
                                                                           --------------- --------------  --------------

              Net cash used in operating activities                            (1,387,740)       (58,371)       (961,834)
                                                                           --------------- --------------  --------------

Cash Flows From Investing Activities:
       Purchase of stock in E-3 Sports New Mexico, Inc.                                                           (6,600)
       Acquisition of fixed assets (Purchase Pooling)                                           (544,500)
       Subsidairy Activity                                                       (180,668)
              Net cash used in investing activities                              (180,668)      (544,500)         (6,600)
                                                                           --------------- --------------  --------------

Cash Flows From Financing Activities:

       Net proceeds from private placement sale of common stock                   405,000        896,000         440,693
       Net proceeds/payments - notes and loans payable                          1,133,356       (524,120)        528,125

       Issuance of shares of common stock to equity investors                                    257,490               -

       Net cash provided by financing activities                                1,538,356        629,370         968,818
                                                                           --------------- --------------  --------------

       Net increase (decrease) in cash                                            (30,052)        26,499             384
       Cash at beginning of period                                                 31,214          4,715           4,331
                                                                           --------------- --------------  --------------

       Cash at end of period                                                      $ 1,162       $ 31,214         $ 4,715
                                                                           =============== ==============  ==============



                       The accompanying notes are an integral part of these financial statements.

                                                          F-6

                                               ODYSSEY PICTURES CORPORATION
                                          Consolidated Statements of Cash Flows


                                                                                     For the Years Ended June 30,

                                                                                   2001          2000          1999
                                                                               ------------- -------------  ------------
Supplemental Disclosures of Cash Flow Information:

Non-cash transactions:

      Issuance of shares of preferred stock for purchase of
          Kimon film library and other assets                                          --                    $4,500,000
                                                                                                            ============
      Issuance of shares in consideration for services rendered and to
          be rendered                                                                  --                     $ 250,816
                                                                                                            ============
      Issuance of shares of common stock in full satisfaction of
          loans and accrued interest                                                   --                     $ 162,225
                                                                                                            ============
      Issuance of shares of common stock as partial consideration
          for loans made to company                                                    --                      $ 19,800
                                                                                                            ============
      Issuance of shares to officers in payment of notes in 2000 (1999) and
          deferred compensation (1998 and 1997)                                        --       $ 252,187     $ 260,244
                                                                                             =============  ============
      Issuance of note payable to purchase stock in
          E-3 Sports New Mexico, Inc.
      Issuance of note payable to purchase stock in
          Media Trust S.A.

Cash paid during the year for:

      Interest                                                                                        $ -           $ -
                                                                                             =============  ============

      Income taxes                                                                                    $ -           $ -
                                                                                             =============  ============




                       The accompanying notes are an integral part of these financial statements.

                                                        F-7

                          ODYSSEY PICTURES CORPORATION
                   Notes to Consolidated Financial Statements

All schedules have been omitted because the requested information is not required, or, because the information required is included in the financial statements or notes thereto.

1.  Summary of Significant Accounting Policies:

a)   Organization and Nature of Operations:

     Odyssey Pictures Corporation (the "Company") was organized in December 1989 as a Nevada corporation. It was primarily structured as a holding company for media activities. The Company is currently engaged in the international distribution of motion pictures, and manages certain investments through a recently formed subsidiary named Odyssey Ventures Online Holding S.A., which is based in Luxembourg.

b)   Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and majority owned or controlled joint ventures. All significant intercompany accounts have been eliminated.

     Certain reclassifications have been made to prior year amounts to conform to the current period presentation.

c)   Revenue Recognition:

     Revenues from foreign theatrical, home video, television and pay television licensing contracts are recognized when the film is available for exhibition by the licensee and when certain other conditions are met. Revenues from domestic theatrical distribution of films are recognized as the films are exhibited.

     Virtually all of the Company's revenues for the period ended June 30, 2001, 2000, 1999, and 1998 were from foreign distribution rights and residuals relating thereto.

d)   Film Costs:

     Film costs include (1) development cost, (2) cost of production, (3) investment in distribution rights, and (4) marketing and distribution expenses. Film costs are amortized, and estimated residual and participation costs are accrued, on an individual film basis in the ratio that the current year's gross film revenues bear to management's estimate of total ultimate gross film revenues from all sources.

     Film costs are stated at the lower of cost or estimated net realizable value on an individual film basis. Ultimate revenue and cost forecasts for films are periodically reviewed by management and revised when warranted by changing conditions. When estimates of total revenues and costs indicate that a film will result in an ultimate loss, additional amortization is provided to fully recognize such loss.

e)   Investments:

     Investments consist of shares of common stock of two privately held corporations, representing 18% ownership of each of the corporations and one other corporation in which the Company has a 99% ownership. These investments are accounted for using the cost method.

f)   Earnings (Loss) Per Share:

     Earnings (loss) per share are computed using the weighted average number of common shares outstanding during the respective periods, adjusted for the dilutive effect, if any, of outstanding stock options and warrants.

                          ODYSSEY PICTURES CORPORATION
                   Notes to Consolidated Financial Statements


g)   Use of Estimates:

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in financial statements. Actual results could differ from those estimates.

h)   Fair Value of Financial Instruments:

     The carrying value of cash, notes receivable and notes and loans payable approximates fair value because of the short-term maturity of these instruments.

i)   Impact of Recently Issued Accounting Standards:

     None to report.


2.   Change in Management Control:

     In March 1998, the Board of Directors appointed Mr. Johan Schotte as Chief Executive Officer and Chairman of the Board of the Company, and Mr. Pierre Koshakji as President and Director of the Company. Former management agreed to terminate their existing employment agreement in exchange for revised employment and consulting agreements. An affiliate of Mr. Schotte purchased convertible deferred compensation notes from former management and converted a portion of those notes into 667,648 shares of the Company's common stock in April 1998. The balances of these notes were converted into 176,050 shares of common stock in October 1998.

     In connection with the change in management, the Company acquired an 18% ownership interest in two corporations affiliated with Mr. Schotte, one of which is the owner of a professional soccer team in New Mexico, and the other of which is a media production company in Luxembourg. The Company issued one-year notes in the aggregate amount of $450,000 in consideration of the purchase of the equity interests in these companies.

     Mr. Ira Smith, one of the Company's Directors on the Board, resigned as a Director on July 2, 1998 to pursue other business interests. Mr. Dominique Verhaegen and Mr. Yves Bayle resigned from the Board in November 1998 for personal reasons. Mr. Ian Jessel was appointed to the Board as of January 1, 1999. Mr. Jessel was also appointed as CEO of the Company's Motion Picture and Television Division.

     In December 1998, the Company hired Mr. Ian Jessel, who is past President of Miramax International and who joined the Company's Board of Directors on January 1, 1999, to head up its film division. Mr. Jessel resigned his position with the Company in June 1999. From that point, Mr. Pierre Koshakji, a board member, was appointed President of the company on a one year basis. In January of 2000, the Board appointed Mr. John Foster as President of the company and also elected him to the Board of Directors. Mr. Koshakji maintained a position as Secretary and as a consultant to the company for another period of six months, which ended June 30, 2000.

     Mr. Foster still remains as the company's President and his contract was renewed for the periods ending June 30, 2001 and 2002.

     Subsequently, Mr. Foster was nominated as CEO and Chairman of the Board on July 6, 2001. Mr. Schotte stepped down as CEO and became Executive Vice Chairman, with plans to eventually manage the operations of Odyssey Ventures Online Holding S.A.

                          ODYSSEY PICTURES CORPORATION
                   Notes to Consolidated Financial Statements


3.   Results of Operations and Management's Plans:

     The Company's continued existence is dependent upon its ability to resolve its liquidity problems. The Company must achieve and sustain a profitable level of operations with positive cash flows and must continue to obtain financing adequate to meet its ongoing operation requirements. To offset these factors, the company has embarked on an aggressive capital campaign and has been in development for determining its most effective method of exploiting recently acquired film rights and re-establishing its contacts in the foreign and US Home Video markets.

     Net loss for the period ended June 30, 2001 was due to the fact that the Company did not release any new films and did not enter into any new agreements for the release of existing rights in films. Net income for the period ended June 30, 2001 was due primarily from various transactions which are explained in the category of "Other Income" below.

     Since the change in management control in March 1998, new management has embarked on a program to reverse the unfavorable results by significantly reducing overhead, taking steps to recapitalize the Company, and acquiring interests in new pictures in development or pre-production and by acquiring equity interests in two corporations, one of which is the owner of a professional soccer team and the other of which is a media production company.

     The Company's operations have been greatly reduced as a result of the restructuring of the Company by new management. The Company's principal office is located in Dallas, Texas and as of June 30, 2001, the Company had four full-time employees, consisting of Mr. Schotte, Mr. Foster, the CEO, President/Secretary, and two administrative assistants, respectively.

4.   Acquisition of Film Assets:

     On July 14, 1998, the Company entered into an Asset Purchase Agreement with Sweden based Kimon Mediarright KB ("Kimon"), pursuant to which the Company acquired certain intangible assets from Kimon valued at $4,500,000. In exchange, the Company agreed to issue to Kimon 4,500,000 shares of the
     Company's subordinated convertible Preferred Stock, Series B, having a value for conversion purposes of $1.00 per share. The Series B Preferred Stock is subordinate to the Company's Series A Preferred Stock, consisting of 500,000 shares (plus accruals thereunder) having a liquidation preference of $1.00 per share. Kimon had the right to convert to Odyssey common stock between June 30, 2000 and December 31, 2000 on a dollar-for-dollar basis based on the price of the Company's common stock at the time of conversion. Kimon assets purchased consist of a film library with worldwide and/or Scandinavian distribution rights and Scandinavian video distribution rights to certain Hallmark Entertainment products. The contract was conditioned on the consent of Hallmark Entertainment to the assignment of its distribution agreement with Kimon to the Company. Such consent was obtained in August 1998. In connection with the acquisition, an affiliate of Kimon agreed to render management services to the Company in connection with the marketing of the distribution rights acquired by the Company. In consideration of such management services, the affiliate will receive certain royalties based on sales of the Hallmark films plus reimbursement of cost incurred in connection with such management services. As of December 31, 2000, the Board of Directors of the Company had approved to extend the conversion period for the Kimon Shares. This was mainly due to the fact the Management of the Company has restructured certain terms of the Purchase Agreement and has reduced the effective costs of the transaction. In addition, Kimon would assist, as an agency relationship, in further developing the sales efforts and furthering the Company's sales efforts with its Internet company, Filmzone.com, which the Company has acquired recently within the terms of the restructured transaction, and would design the Company Website for its marketing expansion into the Internet related business.

                          ODYSSEY PICTURES CORPORATION
                   Notes to Consolidated Financial Statements


     On February 26, 2001, all of the Preferred Shares of Kimon were converted to Common Shares under a revised valuation. There were 4,101,283 shares issued for the 4,500,000 Preferred Shares. All are restricted under rule 144 provisions.

5.   Income Taxes:

     At June 30, 2001, the Company had a federal net operating loss carry forward, for tax purposes, of approximately $34,820,443 expiring through 2011. The utilization of approximately $4,900,000 of these losses in future periods is estimated by the Company to be limited to approximately $350,000 per year (the "annual earnout limitation").

6.   Notes and Loans Payable:

     In January of 2001, the company has entered into a settlement with Ian Jessel (Ian Jessel vs. Odyssey Pictures Corporation) of which an amount was agreed upon to be paid over a period of time. This amount has been reduced from the accrued portion of the balance sheet and entered into notes payable, resulting in an increase to the Notes Payable,

     In June of 2001, the company borrowed funds through a related party of Mr. Schotte and from a related investor of Odyssey in order to pay the initial payment to Mr. Jessel. Part of the repayment of this amount is contributed through Mr. Schotte by a reduction of past salaries due Mr. Schotte.

7.   Commitments and Contingencies:

     Lease Commitments:

     The Company conducts its operations out of sub-leased premises at 16910 Dallas Parkway, Suite 104, Dallas, Texas 75287 which consists of approximately 2,500 square feet. The premises are presently being made available to the Company as a sublease by another company related to Mr. Foster, named JL Media Services LLC. Rent expense for the space is $ 2,500 per month, with a $2,500 deposit and will continue for a period of 5 years, to March 1 of 2006. The Company has storage facilities to store its older records and film materials and leases on a month-to-month basis of $500.00 each month.

     In addition, the company has leased space from Media Trust, S.A., an affiliated company of Mr. Schotte and one in which the Company has an 18% interest, on a month-to-month basis, non-renewed on July 1, 2001 at the rate of $1,000 per month.

8.   Shareholders' Deficit

     Management has omitted discussion of this section.

9.  Stock Options and Warrants:

     The Company has an Incentive Stock Option Plan (The "Option Plan") for its key employees providing for the granting of options to acquire common stock. The maximum number of shares of common stock subject to the Option Plan is 75,000, plus 5% of any increase in the number of issued shares after the effective date of the Merger, excluding any increase due to stock awards to key employees or as result of the conversion of Class A stock. The price for the shares covered by each option will not be less than 100% of the fair market value at the date of grant (110% for holders of more than 10% of the company's common stock). Options granted expire ten years from the date of grant (five years for holders of more than 10% of the Company's common stock).

                          ODYSSEY PICTURES CORPORATION
                   Notes to Consolidated Financial Statements


     During the fiscal year ended June 30, 1997, a total of 1,153,333 warrants were issued to officers, directors, employees, consultants and third parties, exercisable at prices ranging from $ .625 per share to $1.06 per share. The warrants are exercisable for periods ranging from three to five years. None of such warrants was exercised during fiscal year 1999 or 1998.

     During the fiscal year ended June 30, 1998, a total of 254,260 warrants were issued to third parties, exercisable at prices ranging from $1.00 per share to $1.65 per share. The warrants are exercisable for periods ranging from two to five years. None of such warrants was exercised during fiscal year 1999 or 1998.

     During the fiscal year ended June 30, 1999, a total of 467,660 warrants were issued to officers, directors and holders of notes payable, exercisable at prices ranging from $.55 to $1.65. The warrants exercisable for periods ranging from two to five years, except for two officers' issuances which have no expiration date. None of such warrants were exercised during fiscal year 1999.

     During the fiscal year ended June 30, 2000, no warrants were issued to officers, directors and holders of notes payable. Warrants to be issued, if any, were deferred by management.

     During the fiscal year ended June 30, 2001, no warrants were issued to officers, directors and holders of notes payable. Warrants to be issued, if any, were deferred by management.


10.  Related Party Transactions:

     In November 1998, the Company entered into the following related party transaction with E 3 Sports New Mexico, Inc., a company which is an affiliate of Mr. Schotte and Mr. Koshakji (the CEO and President of the Company, respectively) and in which the Company holds a minority interest:
     (i) the Company purchased a $25,000 sponsorship from the Albuquerque Geckos, the professional soccer team owned by the affiliate; and (ii) the Board authorized the Company to loan up to $100,000 to the affiliate, payable no later than July 15, 1999 with interest at 15% per annum (the loan is secured by 10,000 shares of E 3 Sports New Mexico, Inc.).

     In July 1998, the Company entered into the following related party transactions with Media Trust S.A., a company which is an affiliate of Mr. Schotte and in which the Company holds a minority interest: (i) the Company has agreed to make a $2,500 loan to the affiliate, payable in one year with interest at 15% per annum; (ii) the Company engaged the affiliate to introduce prospective investors to the Company, in exchange for which the affiliate will receive 10% of any investments made in the Company by persons or entities introduced by the affiliate, together with five-year warrants (100 warrants per $1,000 invested) at an exercise price equal to the market price of the Company's stock on the date of the investment. In connection with convertible loans made to the Company in 1998 by Belgian investors in the aggregate amount of approximately $100,000, and the purchase of 625,000 shares of common stock of the Company by Lecoutere Finance, S.A. in December, 1998 (see below), a total of 29,537 five-year warrants will be issued to Media Trust, S.A. with exercise prices ranging from $ .38 per share to $ .98 per share.

     In December 1998, Lecoutere Finance S.A., an affiliate of the then CEO of the Company, purchased 625,000 shares of common stock from the Company for an aggregate consideration of $187,500 ($.30 per share). The price was based on the average price of the Company's common stock for the 30 day period preceding the date of purchase (i.e., $ .37 per share), less a 20% discount due to the restricted nature of the shares purchased. (See Related party transactions").

                          ODYSSEY PICTURES CORPORATION
                   Notes to Consolidated Financial Statements


     On December 1, 1998, a total of 50,000 three-year warrants were issued to three parties (one of which is an affiliate of the Company) in consideration of extending the maturity date of loans to the Company. The warrants have an exercise price of $1.00 per share.

     In October of 2000, a non-related party exercised warrants for a purchase price of $25,000 for $1.00 per share consideration.


11.  Subsequent Events:

     As of June 30, 2001, the note payable to Mr. Jessel in settlement of the contract lawsuit, had two remaining payments due. One being on July 31, 2001 and the final being on August 30, 2001. Mr. Jessel was notified that these payments would not be met. An extension was granted by Mr. Jessel to November of 2001.

     In September of 2001, the Company reached a settlement with the outstanding lawsuit brought about by Mr. Dennis Morgan. Payments for the settlement are to begin in October 30, 2001 with the final payment(s) extending into the year 2002. The Company has an option for discounting the total settlement should it have the financial ability to do so at the time.

     On July 6, 2001, the Board of Directors conducted a meeting wherein a change in management was initiated through an approved plan. Effective July 1, 2001, Mr. Schotte stepped down as CEO and Chairman and Mr. Foster was elected to the positions of CEO and Chairman. Mr. Schotte remains on the Board as Executive Vice Chairman. The purpose of this adjustment is to organize the direction of the company to focus mainly on its core of past business in that of film revenues and distribution. Mr. Schotte has plans to manage the subsidiary of Odyssey Ventures Online Holding S.A. and maintain its interests in continued investing activities.